UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 17, 2011

MHI HOSPITALITY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Maryland	333-118873	20-1531029
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 W. Francis Street

Williamsburg, Virginia 23185

(757) 229-5648

(Address, including Zip Code and Telephone Number, including

Area Code, of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 17, 2011, Brownestone Partners, LLC (the “Borrower”) and other affiliates of MHI Hospitality Corporation (“MHI” or the “Company”), entered into a Loan Agreement and other loan documents to secure a new $8.0 million mortgage (the “Mortgage Loan”) on the Holiday Inn Brownstone hotel property with Premier Bank, Inc. (the “Lender”).

Pursuant to the loan documents:

•	the term of the Mortgage Loan is five (5) years with an extension period for an additional five (5) years at the option of the Borrower if certain conditions precedent have been satisfied; and

•

the interest rate applicable to the Mortgage Loan will be fixed at 5.25%; if the Mortgage Loan is extended, the Mortgage Loan will adjust to a rate of 3.00% plus the current 5-year U.S. Treasury bill rate of interest.

The Company used proceeds of the Mortgage Loan to pay down a related portion of Company indebtedness under its credit facility.

As previously outlined in a press release by the Company, MHI has entered into a 10-year franchise agreement with Hilton Worldwide to rebrand the Holiday Inn Brownstone, located in Raleigh, North Carolina, as the Doubletree by Hilton Brownstone-University. The Company expects to complete the rebranding during the fourth quarter of 2011.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On October 19, 2011, the Company issued a press release announcing the new debt financing of the Holiday Inn Brownstone. A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release of MHI Hospitality Corporation dated October 19, 2011, announcing the new debt financing of the Holiday Inn Brownstone.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 19, 2011

MHI HOSPITALITY CORPORATION

By:	/s/ Andrew M. Sims
Andrew M. Sims Chief Executive Officer

Exhibit List

99.1	Press Release of MHI Hospitality Corporation dated October 19, 2011, announcing the new debt financing of the Holiday Inn Brownstone.